Exhibit 99.1

RBB Bancorp Reports Second Quarter 2026 Earnings and Declares Quarterly Cash Dividend of $0.16 Per Common Share

Los Angeles, CA, July 20, 2026 – RBB Bancorp (NASDAQ:RBB) and its bank subsidiary, Royal Business Bank (the “Bank”), collectively referred to herein as the “Company,” announced financial results for the quarter ended June 30, 2026.

Second Quarter 2026 Highlights

●	Net income totaled $10.1 million, or $0.59 diluted earnings per share
●	Return on average assets of 0.97%, compared to 1.09% for the prior quarter
●	Net interest margin of 3.06%, down from 3.15% for the prior quarter
●	Nonperforming assets of $43.6 million, a $5.3 million, or 10.8%, decrease compared to prior quarter end
●	Book value and tangible book value per share(1) increased to $31.51 and $27.23 at June 30, 2026, up from $31.10 and $26.84 at March 31, 2026
●	Announced new common stock repurchase plan for up to 1 million shares through June 30, 2028
●	Announced partial redemption of subordinated notes of $40 million which was completed on July 1, 2026

The Company reported net income of $10.1 million, or $0.59 diluted earnings per share, for the quarter ended June 30, 2026, compared to net income of $11.3 million, or $0.66 diluted earnings per share, for the quarter ended March 31, 2026.

“Our second quarter results reflected the continued strength of our core banking franchise as stable loan yields, strong loan originations and continued growth in retail deposits supported another quarter of solid profitability," said Johnny Lee, President and Chief Executive Officer of RBB Bancorp. "We continued to improve the quality of our funding base through strong retail deposit growth while reducing our cost of deposits. Credit quality continued to improve, with nonperforming assets declining 11% from the prior quarter, and we remain focused on disciplined loan growth, relationship banking, and resolving problem assets to drive long-term shareholder value."

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $30.1 million for the second quarter of 2026, compared to $30.5 million for the first quarter of 2026. The $417,000 decrease was due to a $773,000 increase in interest expense, offset by a $356,000 increase in interest income. The increase in interest expense was due mainly to an $829,000 increase in interest on subordinated notes as a result of the notes repricing from 4.00% to 6.98% effective April 1, 2026 and one more day in the quarter. The increase in interest income was due to the combination of a $725,000 increase in loan interest income as average loans increased and one more day in the quarter, partially offset by lower FHLB dividend income as the first quarter of 2026 included a special dividend of $430,000. There was no special dividend from the FHLB in the second quarter of 2026.

The net interest margin (“NIM”) decreased 9 basis points to 3.06% for the second quarter of 2026 from 3.15% for the first quarter of 2026. The NIM decrease included a 5 basis point decrease in the yield on average total interest-earning assets and a 4 basis point increase in the overall cost of funds. The yield on average total interest-earning assets decreased to 5.81% for the second quarter of 2026 from 5.86% for the first quarter of 2026, due mostly to the impact of a 4 basis point decrease from lower FHLB dividends and a 1 basis point decrease in the yield on average total loans.

The average total cost of funds increased 4 basis points to 3.00% for the second quarter of 2026 from 2.96% for the first quarter of 2026, due mostly to an increase in the cost of subordinated notes due to their repricing on April 1, 2026, partially offset by a 5 basis point decrease in the cost of average total deposits to 2.81%. Average noninterest-bearing deposits represented approximately 16% of average total deposits for both the second and first quarters of 2026. The period end weighted average interest rate for total deposits declined to 2.75% at June 30, 2026 from 2.79% at March 31, 2026.

Provision for Credit Losses

There was no provision for credit losses for the second quarter of 2026 compared to a $200,000 reversal for the first quarter of 2026. The second quarter 2026 provision for credit losses reflected a provision for loan losses of $77,000 and a negative provision for unfunded loan commitments of $77,000 due to a lower volume of unfunded loan commitments. The second quarter provision for loan losses was due mainly to the impact of net charge-offs, while portfolio credit quality trends, underlying economic forecast indicators, and changes in loan portfolio composition remained relatively stable. Net charge-offs in the second quarter of 2026 represented 0.01% of average loans on an annualized basis, compared to 0.00% for the first quarter of 2026.

Noninterest Income

Noninterest income for the second quarter of 2026 was $3.0 million, a decrease of $1.3 million from $4.3 million for the first quarter of 2026. The decrease in noninterest income was mainly due to lower gains from OREO of $1.1 million, and lower other income of $870,000, offset partially by higher gain on sale of loans of $640,000. The net loss on OREO was $221,000 in the second quarter compared to the net gain on OREO of $890,000 in the first quarter. The decrease in other income was due to the first quarter including a $484,000 recovery of a fully charged-off acquired loan and $360,000 of interest income on the tax refunds related to purchased federal tax credits; there were no similar items in the second quarter of 2026. The sale of $42.1 million of mortgage loans and $8.1 million of Small Business Administration (“SBA”) loans resulted in gains of $964,000 for the second quarter of 2026 compared to the sale of mortgage loans of $4.9 million and SBA loans of $4.0 million for gains of $324,000 for the first quarter of 2026.

Noninterest Expense

Noninterest expense for the second quarter of 2026 was $19.0 million, a decrease of $236,000 from $19.3 million for the first quarter of 2026. The decrease was mainly due to lower salaries and employee benefits of $216,000 due mostly to lower payroll taxes. The efficiency ratio was 57.46% for the second quarter of 2026, compared to 55.41% for the first quarter of 2026. The increase in the efficiency ratio is attributed mostly to lower net revenues.

Income Taxes

The effective tax rate was 28.0% for both the second and first quarters of 2026. The effective tax rate for 2026 is estimated to be 28.0% compared to 24.2% for 2025. The estimated effective tax rate for 2026 is expected to be higher than the effective tax rate in 2025 due to a higher multi-state blended tax rate and lower benefits from purchased Federal tax credits.

Balance Sheet

At June 30, 2026, total assets were $4.3 billion, an $80.7 million, or 8% annualized, increase compared to total assets of $4.2 billion at March 31, 2026, and a $185.0 million, or 4.5%, increase compared to total assets of $4.1 billion at June 30, 2025.

Loan and Securities Portfolio

Loans held for investment ("HFI") totaled $3.3 billion as of June 30, 2026, a decrease of $15.8 million, or 1.9% annualized, compared to March 31, 2026 and an increase of $74.8 million, or 2.3%, compared to June 30, 2025. The decrease in loans in the second quarter of 2026 included payoffs/paydowns of $149.9 million, loans sold of $50.2 million, and $19.4 million transferred to OREO, offset by $158.9 million of originations with an average yield of 6.31%, $38.9 million in advances, and $6.0 million in purchases. The loan to deposit ratio was 97.6% at June 30, 2026, compared to 99.6% at March 31, 2026 and 101.5% at June 30, 2025.

As of June 30, 2026, available for sale securities ("AFS") totaled $407.2 million, a decrease of $8.6 million from March 31, 2026, primarily related to maturities and paydowns of $63.3 million, offset by purchases of $55.0 million during the second quarter of 2026. As of June 30, 2026, net unrealized pre-tax losses totaled $20.9 million, a $0.5 million increase due to changes in market interest rates when compared to net unrealized pre-tax losses of $20.4 million as of March 31, 2026.

Deposits

Total deposits were $3.4 billion as of June 30, 2026, an increase of $50.8 million, or 6.1% annualized, compared to March 31, 2026 and an increase of $202.4 million, or 6.3%, compared to June 30, 2025. The increase in total deposits during the second quarter of 2026 was due to a $94.4 million increase in retail deposits, offset by a $43.6 million decrease in wholesale deposits. The increase in retail deposits included a $64.7 million increase in demand deposits and a $15.5 million increase in non-maturity interest-bearing accounts. Noninterest-bearing deposits totaled $591.6 million, or 17.5% of total deposits, at June 30, 2026, an increase of $64.7 million compared to March 31, 2026, and an increase of $47.7 million compared to June 30, 2025.

Credit Quality

Nonperforming assets totaled $43.6 million, or 1.02% of total assets, at June 30, 2026, down from $48.8 million, or 1.16% of total assets, at March 31, 2026, and down from $61.0 million, or 1.49% of total assets, at June 30, 2025. The decrease in nonperforming assets during the second quarter of 2026 included a decrease of $20.8 million in nonperforming loans partially offset by an increase of $15.6 million in OREO (included in “accrued interest and other assets”) to $19.8 million at June 30, 2026. OREO totaled $4.3 million at March 31, 2026, and $4.2 million at June 30, 2025. The increase in OREO during the second quarter of 2026 was primarily due to the transfer of one nonperforming construction loan to OREO, offset by the sale of the existing OREO properties for a net loss.

Nonperforming loans (“NPLs”) totaled $23.8 million, or 0.72% of total loans, at June 30, 2026, down $20.8 million from $44.6 million, or 1.34% of total loans, at March 31, 2026 and down $33.0 million from $56.8 million, or 1.76% of total loans, at June 30, 2025. The $20.8 million decrease in NPLs during the second quarter of 2026 was due to $19.4 million transferred to OREO, $1.3 million in payoffs/paydowns and $1.3 million upgraded to performing, partially offset by additions of $1.2 million.

Substandard loans totaled $61.5 million, or 1.86% of total loans, at June 30, 2026, down from $72.5 million, or 2.18% of total loans, at March 31, 2026 and $91.0 million, or 2.81% of total loans, at June 30, 2025. The $11.0 million decrease in substandard loans during the second quarter of 2026 was primarily due to $19.4 million transferred to OREO and $4.2 million in payoffs/paydowns, partially offset by additions of $12.6 million. Of the total substandard loans outstanding at June 30, 2026, there were $37.8 million, or 61% of such loans, on accrual status.

Special mention loans totaled $20.3 million, or 0.61% of total loans, at June 30, 2026, down from $24.8 million, or 0.75% of total loans, at March 31, 2026, and down from $91.3 million, or 2.82% of total loans, at June 30, 2025. The $4.5 million decrease for the second quarter of 2026 was primarily due to payoffs/paydowns of $3.8 million, downgrades to substandard-rated loans of $1.8 million, and upgrades of $0.4 million to pass-rated loans, partially offset by additions of $1.5 million. As of June 30, 2026, all special mention loans were paying current.

30-89 day delinquent loans, excluding nonperforming loans, totaled $9.0 million, or 0.27% of total loans, at June 30, 2026, up from $7.9 million, or 0.24% of total loans, at March 31, 2026, and down from $18.0 million, or 0.56% of total loans, at June 30, 2025. The $1.1 million increase for the second quarter of 2026 was mainly due to $6.5 million in new delinquent loans, offset by $4.8 million in loans returning to current status and $0.6 million in loans which migrated to nonperforming.

As of June 30, 2026, the allowance for credit losses totaled $44.1 million and was comprised of an allowance for loan losses of $43.7 million and a reserve for unfunded loan commitments of $407,000 (included in “accrued interest and other liabilities”). This compares to the allowance for credit losses of $44.2 million, comprised of an allowance for loan losses of $43.7 million and a reserve for unfunded loan commitments of $484,000 at March 31, 2026. The $83,000 decrease in the allowance for credit losses for the second quarter of 2026 was due to net charge-offs of $83,000. The allowance for loan losses as a percentage of loans HFI totaled 1.32% at June 30, 2026, compared to 1.31% at March 31, 2026. The allowance for loan losses as a percentage of nonperforming loans HFI was 183.76% at June 30, 2026, up from 97.98% at March 31, 2026.

	For the Three Months Ended June 30, 2026			For the Six Months Ended June 30, 2026
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$43,666	$484	$44,150	$43,888	$484	$44,372
Provision for/(reversal of) credit losses	77	(77)	—	(123)	(77)	(200)
Less loans charged-off	(119)	—	(119)	(146)	—	(146)
Recoveries on loans charged-off	36	—	36	41	—	41
Ending balance	$43,660	$407	$44,067	$43,660	$407	$44,067

Shareholders' Equity

At June 30, 2026, total shareholders' equity was $535.2 million, a $4.1 million increase compared to March 31, 2026, and a $17.5 million increase compared to June 30, 2025. The increase in shareholders' equity for the second quarter of 2026 was due mostly to net income of $10.1 million and stock-based compensation activity of $1.6 million, offset by common stock repurchases of $4.5 million and common stock cash dividends paid of $2.8 million. On June 15, 2026, the Company announced a new common stock repurchase plan providing for the repurchase of up to 1 million shares of the Company's outstanding common stock through June 30, 2028.

Dividend Announcement

The Board of Directors has declared a quarterly cash dividend of $0.16 per common share. The dividend is payable on August 11, 2026 to shareholders of record on July 31, 2026.

Subordinated Notes Redemption

On July 1, 2026, the Company redeemed $40.0 million in aggregate principal amount of its outstanding 4.00% Fixed-to-Floating Rate Subordinated Notes due 2031, originally issued on March 26, 2021 (the “Notes”). On April 1, 2026, the fixed interest rate of 4.00% on the Notes reset to a floating rate equal to three-month term SOFR plus a spread of 329 basis points, which equaled 6.98%, on that date. The Notes were redeemed at a cash redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, but excluding the redemption date of July 1, 2026, or approximately $40.7 million in aggregate. Upon completion of this $40.0 million redemption, $80.0 million aggregate principal amount of the Notes remain outstanding and the interest rate reset on July 1, 2026 to 7.02%.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of June 30, 2026, the Company had total assets of $4.3 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian-centric communities through 24 branches located in six states including California, Nevada, New York, Illinois, New Jersey and Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, and one branch in Orange County, California; one branch in Las Vegas, Nevada; three branches and one loan operation center in Brooklyn, three branches in Queens, and one branch in Manhattan in New York; one branch in Edison, New Jersey; two branches in Chicago, Illinois; and, one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, July 21, 2026, to discuss the Company’s second quarter 2026 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 631029, conference ID RBBQ226. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 54229, approximately one hour after the conclusion of the call and will remain available through August 4, 2026.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures, which the Company uses to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this press release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; federal government shutdowns and uncertainty regarding the federal government’s debt limit; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires, or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the war between Russia and Ukraine, conflict in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors, and/or broader economic conditions and financial market; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system and increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the impact of changes in the Federal Deposit Insurance Corporation (“FDIC”) insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (FASB) or other accounting standards setters; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, Federal Reserve Bank, California Department of Financial Protection and Innovation, and Consumer Financial Protection Bureau; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2025, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Assets
Cash and due from banks	$25,363	$23,893	$27,086	$24,251	$27,338
Interest-earning deposits with financial institutions	257,652	173,017	185,231	210,679	164,514
Cash and cash equivalents	283,015	196,910	212,317	234,930	191,852
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	407,160	415,789	407,204	410,631	413,142
Investment securities held to maturity	4,181	4,182	4,184	4,185	4,186
Loans held for sale	—	—	2,067	756	—
Loans held for investment	3,309,459	3,325,232	3,314,301	3,302,577	3,234,695
Allowance for loan losses	(43,660)	(43,666)	(43,888)	(44,892)	(51,014)
Net loans held for investment	3,265,799	3,281,566	3,270,413	3,257,685	3,183,681
Premises and equipment, net	22,868	23,204	23,540	23,851	23,945
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	62,841	62,403	61,972	61,538	61,111
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	5,864	5,834	6,041	6,252	6,482
Core deposit intangibles	1,078	1,204	1,338	1,495	1,667
Right-of-use assets	22,068	22,601	23,026	24,305	25,554
Accrued interest and other assets	113,030	93,521	109,094	95,729	91,322
Total assets	$4,275,002	$4,194,312	$4,208,294	$4,208,455	$4,090,040
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$591,556	$526,882	$526,538	$550,488	$543,885
Savings, NOW and money market accounts	1,191,198	1,175,735	956,299	721,697	691,679
Time deposits, $250,000 and under	815,528	863,717	974,670	1,119,258	1,010,674
Time deposits, greater than $250,000	792,359	773,550	892,891	975,054	941,993
Total deposits	3,390,641	3,339,884	3,350,398	3,366,497	3,188,231
FHLB advances	160,000	130,000	130,000	130,000	180,000
Long-term debt, net of issuance costs	120,000	120,000	119,911	119,815	119,720
Subordinated debentures	15,484	15,429	15,375	15,320	15,265
Lease liabilities - operating leases	23,836	24,379	24,800	26,066	27,294
Accrued interest and other liabilities	29,864	33,566	44,400	36,422	41,877
Total liabilities	3,739,825	3,663,258	3,684,884	3,694,120	3,572,387
Shareholders' equity:
Common stock	250,590	251,050	250,694	250,362	259,863
Additional paid-in capital	3,004	3,649	3,941	3,734	3,579
Retained earnings	296,119	290,566	282,024	274,608	270,152
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(14,608)	(14,283)	(13,321)	(14,441)	(16,013)
Total shareholders' equity	535,177	531,054	523,410	514,335	517,653
Total liabilities and shareholders’ equity	$4,275,002	$4,194,312	$4,208,294	$4,208,455	$4,090,040

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest and dividend income:
Interest and fees on loans	$50,663	$49,938	$47,687	$100,601	$93,308
Interest on interest-earning deposits	1,708	1,883	1,750	3,591	3,764
Interest on investment securities	4,259	3,969	4,213	8,228	8,349
Dividend income on FHLB stock	222	760	324	982	654
Interest on federal funds sold and other	307	253	231	560	466
Total interest and dividend income	57,159	56,803	54,205	113,962	106,541
Interest expense:
Interest on savings deposits, NOW and money market accounts	9,197	7,347	4,567	16,544	9,035
Interest on time deposits	14,397	16,221	19,250	30,618	38,334
Interest on long-term debt and subordinated debentures	2,428	1,599	1,634	4,027	3,266
Interest on FHLB advances	1,051	1,133	1,420	2,184	2,409
Total interest expense	27,073	26,300	26,871	53,373	53,044
Net interest income before (reversal of)/provision for credit losses	30,086	30,503	27,334	60,589	53,497
(Reversal of)/provision for credit losses	—	(200)	2,387	(200)	9,133
Net interest income after (reversal of)/provision for credit losses	30,086	30,703	24,947	60,789	44,364
Noninterest income:
Service charges and fees	1,104	1,032	1,060	2,136	2,077
Gain on sale of loans	964	324	358	1,288	439
Loan servicing fees, net of amortization	533	504	541	1,037	1,129
Increase in cash surrender value of life insurance	438	431	411	869	814
(Loss)/gain on OREO	(221)	890	—	669	—
Other income	200	1,070	6,108	1,270	6,314
Total noninterest income	3,018	4,251	8,478	7,269	10,773
Noninterest expense:
Salaries and employee benefits	11,045	11,261	11,080	22,306	21,723
Occupancy and equipment expenses	2,449	2,511	2,377	4,960	4,784
Data processing	1,690	1,708	1,713	3,398	3,315
Legal and professional	1,311	1,503	2,904	2,814	4,419
Office expenses	377	359	405	736	813
Marketing and business promotion	178	215	212	393	409
Insurance and regulatory assessments	746	749	709	1,495	1,439
Core deposit premium	127	134	172	261	344
Other expenses	1,099	818	921	1,917	1,769
Total noninterest expense	19,022	19,258	20,493	38,280	39,015
Income before income taxes	14,082	15,696	12,932	29,778	16,122
Income tax expense	3,942	4,396	3,599	8,338	4,499
Net income	$10,140	$11,300	$9,333	$21,440	$11,623

Net income per share
Basic	$0.60	$0.66	$0.53	$1.26	$0.66
Diluted	$0.59	$0.66	$0.52	$1.25	$0.65
Cash dividends declared per common share	$0.16	$0.16	$0.16	$0.32	$0.32
Weighted-average common shares outstanding
Basic	17,011,624	17,063,757	17,746,607	17,037,546	17,737,212
Diluted	17,141,742	17,174,526	17,797,735	17,158,043	17,784,237

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$194,256	$2,015	4.16%	$215,930	$2,136	4.01%	$163,838	$1,980	4.85%
FHLB Stock	15,000	222	5.94%	15,000	760	20.55%	15,000	324	8.66%
Securities
Available for sale (2)	419,191	4,245	4.06%	404,610	3,955	3.96%	399,414	4,189	4.21%
Held to maturity (2)	4,182	38	3.64%	4,183	38	3.68%	5,028	48	3.83%
Total loans (3)	3,315,864	50,663	6.13%	3,296,165	49,938	6.14%	3,171,570	47,687	6.03%
Total interest-earning assets	3,948,493	$57,183	5.81%	3,935,888	$56,827	5.86%	3,754,850	$54,228	5.79%
Total noninterest-earning assets	262,546			268,010			254,029
Total average assets	$4,211,039			$4,203,898			$4,008,879

Interest-bearing liabilities
NOW	$83,681	$478	2.29%	$73,637	$398	2.19%	$66,755	$368	2.21%
Money market	556,084	4,189	3.02%	529,013	3,795	2.91%	482,669	3,774	3.14%
Savings deposits	589,187	4,529	3.08%	441,123	3,154	2.90%	141,411	425	1.21%
Time deposits, $250,000 and under	837,026	7,322	3.51%	926,226	8,313	3.64%	996,249	9,768	3.93%
Time deposits, greater than $250,000	768,027	7,076	3.70%	845,786	7,908	3.79%	922,540	9,482	4.12%
Total interest-bearing deposits	2,834,005	23,594	3.34%	2,815,785	23,568	3.39%	2,609,624	23,817	3.66%
FHLB advances	116,813	1,051	3.61%	130,000	1,133	3.53%	159,286	1,420	3.58%
Long-term debt	120,000	2,118	7.08%	119,945	1,289	4.36%	119,657	1,296	4.34%
Subordinated debentures	15,448	310	8.05%	15,394	310	8.17%	15,230	338	8.90%
Total borrowings	252,261	3,479	5.53%	265,339	2,732	4.18%	294,173	3,054	4.16%
Total interest-bearing liabilities	3,086,266	27,073	3.52%	3,081,124	26,300	3.46%	2,903,797	26,871	3.71%
Noninterest-bearing liabilities
Noninterest-bearing deposits	535,756			526,151			526,113
Other noninterest-bearing liabilities	56,608			67,241			65,278
Total noninterest-bearing liabilities	592,364			593,392			591,391
Shareholders' equity	532,409			529,382			513,691
Total liabilities and shareholders' equity	$4,211,039			$4,203,898			$4,008,879
Net interest income / interest rate spreads		$30,110	2.29%		$30,527	2.40%		$27,357	2.08%
Net interest margin			3.06%			3.15%			2.92%

Total cost of deposits	$3,369,761	$23,594	2.81%	$3,341,936	$23,568	2.86%	$3,135,737	$23,817	3.05%
Total cost of funds	$3,622,022	$27,073	3.00%	$3,607,275	$26,300	2.96%	$3,429,910	$26,871	3.14%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Six Months Ended June 30,
	2026			2025
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$205,033	$4,151	4.08%	$178,953	$4,230	4.77%
FHLB Stock	15,000	982	13.20%	15,000	654	8.79%
Securities
Available for sale (2)	411,941	8,200	4.01%	394,822	8,302	4.24%
Held to maturity (2)	4,182	76	3.66%	5,108	97	3.83%
Total loans (3)	3,306,068	100,601	6.14%	3,125,652	93,308	6.02%
Total interest-earning assets	3,942,224	$114,010	5.83%	3,719,535	$106,591	5.78%
Total noninterest-earning assets	265,264			257,250
Total average assets	$4,207,488			$3,976,785

Interest-bearing liabilities
NOW	$78,687	$877	2.25%	$64,004	$689	2.17%
Money market	542,623	7,983	2.97%	473,109	7,399	3.15%
Saving deposits	515,564	7,684	3.01%	148,225	947	1.29%
Time deposits, $250,000 and under	881,380	15,634	3.58%	992,954	19,815	4.02%
Time deposits, greater than $250,000	806,692	14,984	3.75%	893,832	18,519	4.18%
Total interest-bearing deposits	2,824,946	47,162	3.37%	2,572,124	47,369	3.71%
FHLB advances	123,370	2,184	3.57%	168,011	2,409	2.89%
Long-term debt	119,973	3,407	5.73%	119,610	2,591	4.37%
Subordinated debentures	15,421	620	8.11%	15,203	675	8.95%
Total borrowings	258,764	6,211	4.84%	302,824	5,675	3.78%
Total interest-bearing liabilities	3,083,710	53,373	3.49%	2,874,948	53,044	3.72%
Noninterest-bearing liabilities
Noninterest-bearing deposits	530,980			523,145
Other noninterest-bearing liabilities	61,895			65,711
Total noninterest-bearing liabilities	592,875			588,856
Shareholders' equity	530,903			512,981
Total liabilities and shareholders' equity	$4,207,488			$3,976,785
Net interest income / interest rate spreads		$60,637	2.34%		$53,547	2.06%
Net interest margin			3.10%			2.90%

Total cost of deposits	$3,355,926	$47,162	2.83%	$3,095,269	$47,369	3.09%
Total cost of funds	$3,614,690	$53,373	2.98%	$3,398,093	$53,044	3.15%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the Three Months Ended			At or for the Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2026	2026	2025	2026	2025
Per share data (common stock)
Book value	$31.51	$31.10	$29.25	$31.51	$29.25
Tangible book value (1)	$27.23	$26.84	$25.11	$27.23	$25.11
Performance ratios
Return on average assets, annualized	0.97%	1.09%	0.93%	1.03%	0.59%
Return on average shareholders' equity, annualized	7.64%	8.66%	7.29%	8.14%	4.57%
Return on average tangible common equity, annualized (1)	8.85%	10.04%	8.50%	9.44%	5.33%
Noninterest income to average assets, annualized	0.29%	0.41%	0.85%	0.35%	0.55%
Noninterest expense to average assets, annualized	1.81%	1.86%	2.05%	1.83%	1.98%
Yield on average earning assets	5.81%	5.86%	5.79%	5.83%	5.78%
Yield on average loans	6.13%	6.14%	6.03%	6.14%	6.02%
Cost of average total deposits (2)	2.81%	2.86%	3.05%	2.83%	3.09%
Cost of average interest-bearing deposits	3.34%	3.39%	3.66%	3.37%	3.71%
Cost of average interest-bearing liabilities	3.52%	3.46%	3.71%	3.49%	3.72%
Net interest spread	2.29%	2.40%	2.08%	2.34%	2.06%
Net interest margin	3.06%	3.15%	2.92%	3.10%	2.90%
Efficiency ratio (3)	57.46%	55.41%	57.22%	56.41%	60.70%
Common stock dividend payout ratio	26.67%	24.24%	30.19%	25.40%	48.48%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include noninterest-bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	June 30,	March 31,	June 30,
	2026	2026	2025
Credit Quality Data:
Special mention loans	$20,275	$24,778	$91,317
Special mention loans to total loans HFI	0.61%	0.75%	2.82%
Substandard loans HFI	$61,529	$72,494	$91,019
Substandard loans HFI to total loans HFI	1.86%	2.18%	2.81%
Loans 30-89 days past due, excluding nonperforming loans	$8,970	$7,911	$18,003
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.27%	0.24%	0.56%

Nonperforming loans HFI	$23,759	$44,568	$56,817
OREO (included in "accrued interest and other assets")	19,820	4,268	4,170
Nonperforming assets	$43,579	$48,836	$60,987
Nonperforming loans to total loans HFI	0.72%	1.34%	1.76%
Nonperforming assets to total assets	1.02%	1.16%	1.49%

Allowance for loan losses	$43,660	$43,666	$51,014
Allowance for loan losses to total loans HFI	1.32%	1.31%	1.58%
Allowance for loan losses to nonperforming loans HFI	183.76%	97.98%	89.79%
Net charge-offs	$83	$22	$3,305
Net charge-offs to average loans	0.01%	0.00%	0.42%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.01%	11.12%	11.07%
Tier 1 leverage ratio	11.86%	11.77%	12.04%
Tier 1 common capital to risk-weighted assets	18.00%	17.85%	17.61%
Tier 1 capital to risk-weighted assets	18.57%	18.41%	18.17%
Total capital to risk-weighted assets	23.44%	24.20%	24.00%

(1)	June 30, 2026 capital ratios are preliminary.
(2)	Non-GAAP measure. See non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of June 30, 2026		As of March 31, 2026		As of June 30, 2025
(dollars in thousands)	$	%	$	%	$	%
Loans:
Single-family residential mortgages	$1,680,635	50.8%	$1,682,728	50.6%	$1,603,114	49.6%
Commercial real estate (1)	1,277,559	38.6%	1,274,105	38.3%	1,273,442	39.4%
Construction and land development	146,273	4.4%	159,292	4.8%	157,970	4.9%
Commercial and industrial	151,961	4.6%	152,911	4.6%	138,263	4.3%
SBA	49,667	1.5%	52,279	1.6%	55,984	1.7%
Other loans	3,364	0.1%	3,917	0.1%	5,922	0.1%
Total loans held for investment	$3,309,459	100.0%	$3,325,232	100.0%	$3,234,695	100.0%
Allowance for loan losses	(43,660)		(43,666)		(51,014)
Total loans held for investment, net	$3,265,799		$3,281,566		$3,183,681

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.

Deposits	As of June 30, 2026		As of March 31, 2026		As of June 30, 2025
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$591,556	17.5%	$526,882	15.8%	$543,885	17.1%
Savings, NOW and money market accounts	1,191,198	35.1%	1,175,735	35.2%	691,679	21.7%
Time deposits, $250,000 and under	736,102	21.7%	740,429	22.2%	848,379	26.6%
Time deposits, greater than $250,000	751,600	22.2%	733,046	21.9%	920,481	28.8%
Wholesale deposits (1)	120,185	3.5%	163,792	4.9%	183,807	5.8%
Total deposits	$3,390,641	100.0%	$3,339,884	100.0%	$3,188,231	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of as of the dates indicated.

(dollars in thousands, except share and per share data)	June 30, 2026	March 31, 2026	June 30, 2025
Tangible common equity:
Total shareholders' equity	$535,177	$531,054	$517,653
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,078)	(1,204)	(1,667)
Tangible common equity	$462,601	$458,352	$444,488
Tangible assets:
Total assets-GAAP	$4,275,002	$4,194,312	$4,090,040
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,078)	(1,204)	(1,667)
Tangible assets	$4,202,426	$4,121,610	$4,016,875
Common shares outstanding	16,985,919	17,074,159	17,699,091
Common equity to assets ratio	12.52%	12.66%	12.66%
Tangible common equity to tangible assets ratio	11.01%	11.12%	11.07%
Book value per share	$31.51	$31.10	$29.25
Tangible book value per share	$27.23	$26.84	$25.11

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights) and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended			Six Month Ended June 30,
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Net income available to common shareholders	$10,140	$11,300	$9,333	$21,440	$11,623

Average shareholders' equity	532,409	529,382	513,691	530,903	512,981
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(1,161)	(1,288)	(1,780)	(1,224)	(1,865)
Adjusted average tangible common equity	$459,750	$456,596	$440,413	$458,181	$439,618
Return on average common equity, annualized	7.64%	8.66%	7.29%	8.14%	4.57%
Return on average tangible common equity, annualized	8.85%	10.04%	8.50%	9.44%	5.33%

Pre-Tax Pre-Provision Income

Management believes that pre-tax pre-provision (“PTPP”) income is a useful measure for investors to evaluate core operating performance, excluding the volatility of credit provision expenses/(reversals). PTPP income is calculated by subtracting noninterest expense from the sum of net interest income and noninterest income, as shown in the following table.

	Three Months Ended			Six Month Ended June 30,
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Net interest income before (reversal of)/provision for credit losses	$30,086	$30,503	$27,334	$60,589	$53,497
Add: Noninterest income	3,018	4,251	8,478	7,269	10,773
Less: Noninterest expense	(19,022)	(19,258)	(20,493)	(38,280)	(39,015)
Pre-tax pre-provision income	$14,082	$15,496	$15,319	$29,578	$25,255